Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
       The following unaudited pro forma consolidated condensed financial information is presented to illustrate the effects on our historical financial statements and results of operations of our proposed merger with Hollywood Entertainment Corporation (“Hollywood”) and the application of the proceeds from the offering of $325.0 million principal amount of Senior Floating Rate Notes due 2012 and the refinancing transactions described below (the “Refinancing”). Historical amounts as of and for 2004 are derived from Movie Gallery and Hollywood’s audited 2004 consolidated financial statements. The statements reflect adjustments for the following:

•	the completion of the merger with Hollywood (including the application of purchase accounting);

•	the receipt of the net proceeds from the offering of the notes;

•	the receipt of $795.0 million pursuant to our new senior credit facility; and

•	the application of the proceeds from the Refinancing to pay down the $125.0 million outstanding balance under Hollywood’s existing credit facility, to repurchase all of Hollywood’s outstanding 9.625% Senior Subordinated Notes due 2011 (assuming all of such notes are tendered), and to pay fees and expenses incurred in connection with the Refinancing.
       The unaudited pro forma consolidated condensed balance sheet as of January 2, 2005 assumes that the merger and the Refinancing occurred on January 2, 2005. The unaudited pro forma consolidated condensed statement of operations for 2004 assumes that the merger and the Refinancing took place on January 5, 2004, the beginning of our 2004 fiscal year. This information is not necessarily indicative of our financial condition or results of operations had the merger and the Refinancing been completed as of the dates indicated, nor should it be construed as representative of our future financial condition or results of operations. The unaudited pro forma consolidated condensed financial information has not been adjusted to reflect any operating efficiencies that may be realized by the combined company as a result of the merger except for the elimination of certain executive compensation costs as a result of departures in corporate personnel.
       The unaudited pro forma consolidated condensed financial statements should be read in conjunction with our consolidated financial statements and related notes and the other information included herein.

Unaudited Pro Forma Consolidated Balance Sheet

	Historical	Historical
	Movie	Hollywood			Combined
	Gallery	Entertainment			Company
	January 2, 2005	December 31, 2004*	Adjustments		Pro Forma

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$25,518	$193,760	$(184,700	)(B)	$34,578
Accounts receivable, net	—	37,922	—		37,922
Merchandise inventory	27,419	148,154	(31,848	)(D)	143,725
Prepaid expenses and other	22,205	22,835	—		45,040
Deferred income taxes	3,358	—	15,145	(A)	18,503

Total current assets	78,500	402,671	(201,403)		279,768
Rental inventory, net	126,541	289,144	(1,896	)(A),(D)	413,789
Property, furnishings and equipment, net	128,182	227,824	25,133	(A)	381,139
Goodwill, net	143,761	69,465	421,896	(A)	635,122
Other intangibles, net	7,741	6,738	202,956	(A)	217,435
Deposits and other assets	7,417	35,705	23,257	(E)	66,379
Deferred income taxes	—	87,980	(74,916	)(A),(C)
	—	—	(13,064	)(F)	—

Total assets	$492,142	$1,119,527	$381,963		$1,993,632

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,977	$174,427	$—		$243,404
Accrued liabilities	41,413	160,285	—		201,698
Current maturities of financing obligations	—	15,581	—		15,581
Current portion of long term debt	—	555	26,000	(B)	26,555

Total current liabilities	110,390	350,848	26,000		487,238
Long term debt, less current portion	—	350,701	744,000	(B)	1,094,701
Deferred income taxes	50,618	—	(13,064	)(F)	37,554
Other liabilities	—	44,346	—		44,346

Total liabilities	161,008	745,895	756,936		1,663,839
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	31	494,246	(494,246	)(C)	31
Additional paid in capital	188,098	—	—		188,098
Retained earnings	136,750	(120,614)	119,273	(C)	135,409
Accumulated other comprehensive income	6,255	—	—		6,255

Total stockholders’ equity	331,134	373,632	(374,973)		329,793

Total liabilities and stockholders’ equity	$492,142	$1,119,527	$381,963		$1,993,632

*	Certain reclassifications have been made to the historical presentation of Hollywood to conform to the presentation used in the unaudited pro forma consolidated balance sheet.

Unaudited Pro Forma Consolidated Statements of Income

		Historical
	Historical	Hollywood
	Movie Gallery	Entertainment			Combined
	Fiscal Year Ended	Year Ended			Company
	January 2, 2005	December 31, 2004*	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenues:
Rentals	$729,167	$1,388,298	$(1,720	)(G)	$2,115,745
Product sales	62,010	394,066	—		456,076

Total revenues	791,177	1,782,364	(1,720)		2,571,821
Cost of sales:
Cost of rental revenues	208,160	417,588	10,521	(J)	636,269
Cost of product sales	41,942	299,074	—		341,016

Gross margin	541,075	1,065,702	(12,241)		1,594,536
Operating costs and expenses
Store operating expenses	395,425	795,135	6,577	(I)	1,197,137
General and administrative	54,644	123,946	(5,187	)(K)	173,403
Amortization of intangibles	2,601	—	1,643	(I)	4,244
Stock option compensation	831	133	—		964

Operating income	87,574	146,488	(15,274)		218,788
Interest expense, net	624	29,993	46,712	(H)	77,329
Equity in losses of unconsolidated entities	(5,746)	—	—		(5,746)

Income before income taxes	81,204	116,495	(61,986)		135,713
Income tax expense (benefit)	31,716	45,207	(24,175	)(L)	52,748

Net income	$49,488	$71,288	$(37,811)		$82,965

Earnings per share:
Basic	$1.54				$2.58
Diluted	$1.52				$2.55
Weighted average shares outstanding:
Basic	32,096				32,096
Diluted	32,552				32,552

*	Certain reclassifications have been made to the historical presentation of Hollywood to conform to the presentation used in the unaudited pro forma consolidated statements of income.

Notes to the Pro Forma Adjustments
(In thousands)
Balance Sheet
      (A) These unaudited pro forma consolidated condensed financial statements reflect a preliminary allocation of the purchase price, assuming the merger had been completed on January 2, 2005. The preliminary allocation is subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed and final determination of the purchase consideration, including direct costs of the acquisition. The preliminary allocation of the purchase price is as follows:

Purchase of Hollywood equity		$856,600
Repayment of existing indebtedness (including bond tender premium and consent fees)		382,000
Direct costs of acquisition		33,790

Total purchase consideration		$1,272,390

Purchase price allocated to:
Net assets of Hollywood at December 31, 2004		373,632
Retirement of Hollywood debt		350,000
Adjust Hollywood’s assets and liabilities to fair value:
Rental inventory	$(33,744)
Property, furnishings and equipment	25,133
Elimination of Hollywood’s historical goodwill	(69,465)
Other intangibles	202,956
Unamortized bank fees	(6,833)

Total adjustment to record net assets at fair value(1)		118,047
To recognize deferred taxes on purchase price allocation(2)		(60,650)
Allocation of the excess purchase price to goodwill		491,361

		$1,272,390

The pro forma adjustment to goodwill reflects the following:
Allocation of the excess purchase price to goodwill		$491,361
Elimination of Hollywood’s historical goodwill		(69,465)

		$421,896

(1)	The adjustment of Hollywood’s tangible and intangible assets acquired and liabilities assumed to their estimated fair values indicates an excess of consideration paid over those fair values.

(2)	Includes $15,145 classified as current deferred tax assets and $(75,795) classified as non-current deferred tax assets.

      (B) Reflects Movie Gallery’s use of approximately $184,700 of cash on hand and the issuance of debt to effect the acquisition of Hollywood as summarized below.

Amount

Sources:
Cash
Cash on hand	$184,700
Debt
Revolver	—
Term Loan A	95,000
Term Loan B	700,000
Senior Floating Rate Notes	325,000

1,120,000

$1,304,700

Uses:
Purchase of Hollywood equity	$856,600
Retirement of Hollywood debt (including bond tender premium and consent fees)	382,000
Fees and expenses	66,100

$1,304,700

The pro forma adjustment to debt reflects the following:
Proposed borrowings	1,120,000

Retirement of Hollywood’s long term debt, at historical carrying value	(350,000)

Pro forma adjustment to outstanding debt	770,000

Current portion of proposed borrowings	26,000

Non-current portion of pro forma adjustment	$744,000

      (C) To reflect (i) the elimination of Hollywood’s common stock of $494,246, and accumulated deficit of $120,614 and (ii) the effect of a non-recurring charge associated with the Refinancing, which is estimated to total $1,341, net of tax.
      (D) To reclassify Hollywood’s previously viewed movies from merchandise inventory to rental inventory to conform to Movie Gallery’s balance sheet presentation.
      (E) To reflect the capitalization of an estimated $30,090 in financing costs that will be amortized over the life of the proposed borrowings, offset by the write-off of $6,833 of unamortized debt issue costs for Hollywood’s existing borrowings (as described in Note (A)), which are expected to be repaid as part of the transaction.
      (F) To reclassify Hollywood’s residual non-current deferred tax assets of $13,064 to offset Movie Gallery’s non-current deferred tax liabilities.
Income Statement
      (G) To conform Hollywood’s method of accounting for extending viewing fees to Movie Gallery’s accounting method.

      (H) Reflects interest expense on the proposed Refinancing, including the Senior Floating Rate Notes, as described in Note (B). The adjustment reflects a reduction in interest expense resulting from the assumed retirement of Hollywood’s notes and outstanding borrowings under its existing credit agreement. The adjustment to interest expense is presented as if the borrowings and retirements of borrowings occurred on the first day of fiscal 2004 according to the proposed terms of the proposed borrowings, including an interest rate swap related to 35% of the principal amount outstanding under the proposed Revolver, Term Loans and Senior Floating Rate Notes. For purposes of calculating the pro forma interest expense, the assumed incremental interest expense related to the interest rate swap was $9.8 million. The assumed interest rates presented in the table below used to compute pro forma interest expense were based on the average LIBOR index rates in effect during fiscal 2004, plus the contractual or expected margin applicable to each debt instrument. A 1/8% variance in interest rates versus those we have assumed would change interest expense by approximately $1.0 million per year based on the pro forma principal amount of variable rate debt we will incur that will not be effectively fixed by our interest rate swap. The amortization of deferred financing costs is presented as if the financing costs were incurred on the first day of 2004 and amortized over the terms of the agreements on a straight-line basis, which approximates the effective interest rate method.

		Assumed
		Interest
	Amount	Rate

Revolver	$—	4.42%
Term Loan A	95,000	4.42%
Term Loan B	700,000	4.67%
Senior Floating Rate Notes	325,000	7.67%

	$1,120,000

Pro forma interest expense			$62,018
Incremental interest expense related to the interest rate swap			9,800
Amortization of deferred financing costs			4,887

			76,705
Elimination of Hollywood interest expense			(29,993)

Pro forma adjustment to interest expense			$46,712

      (I) To reflect an increase in depreciation and intangibles amortization expense resulting from the adjustment to property, furnishings and equipment and identifiable intangible assets based on the adjustments of such assets to fair value as discussed in Note (A).

Increase in depreciation expense (estimated remaining useful life of four years)	$6,577
Increase in intangibles amortization expense (estimated remaining useful life of five years)	$1,643
      (J) To reflect an increase to rental inventory amortization expense of $10,521 resulting from the application of Movie Gallery’s rental inventory amortization method to the allocated fair value of Hollywood’s rental inventory, net of Hollywood’s historical amortization expense.
      (K) To reflect the reduction in Hollywood general and administrative expense of $5,187, primarily as a result of departures of corporate personnel, some of which have already occurred.
      (L) To reflect the tax effect of the net pro forma adjustments and record income tax expense at an estimated statutory rate of approximately 39%.